Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ACURX PHARMACEUTICALS, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Acurx Pharmaceuticals, Inc. (the “Corporation”).

SECOND:	The Certificate of Incorporation of the Corporation is hereby amended by adding new Article FIFTEENTH as follows:

“FIFTEENTH: No officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer except to the extent that exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article FIFTEENTH or adoption of any provision of this Certificate of Incorporation inconsistent with this Article FIFTEENTH shall apply to or have any effect on the liability or alleged liability of any officer of the Corporation for or with respect to any acts or omissions of such officer occurring prior to such amendment, modification, repeal or adoption. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article FIFTEENTH to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of the officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article FIFTEENTH.”

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by David P. Luci, President and Chief Executive Officer this 20th day of June, 2023.

ACURX PHARMACEUTICALS, INC.

By:	/s/ David P. Luci
David P. Luci
President and Chief Executive Officer